Exhibit 99.1

Rentech Engages Credit Suisse First Boston LLC as Project Finance Advisors

Bank to Support Company’s Efforts in Coal-to-Liquids Development

          DENVER, Nov. 18 /PRNewswire-FirstCall/ -- Rentech, Inc. (Amex: RTK) announced today that it has engaged Credit Suisse First Boston LLC (CSFB) as its exclusive financial advisor with respect to the financing and planning for the commercial development of two domestic coal-to-liquids facilities.

          The engagement includes potential funding efforts for Rentech’s conversion of the Royster-Clark Nitrogen, Inc.’s plant in East Dubuque, Illinois.  On November 7, 2005, the company signed a definitive Stock Purchase Agreement for the purchase and sale of all the issued and outstanding shares of common stock of Royster-Clark Nitrogen, Inc., the owner of a 830-ton per day natural gas-fed nitrogen fertilizer plant in East Dubuque.  In addition, on November 15, 2005, the company announced an agreement for a portion of the financing to accomplish the acquisition.

          Rentech plans to convert the fertilizer plant from natural gas to coal-fed gasification using Illinois coal.  The new expanded gasification process will generate the synthesis gas necessary to increase the nitrogen fertilizer production and, in addition, will produce an estimated 87 million gallons per year of Fischer-Tropsch (FT) ultra-clean fuels as well as surplus electricity.  RDC estimates that it will take approximately three and one-half years to convert the plant from natural gas to coal feedstock.

          Additionally, Rentech will work with CSFB on the funding for its recently proposed coal-to-liquids strategic fuels center in Natchez, Mississippi.

          “The agreement to acquire Royster-Clark Nitrogen’s plant enhances our ability to develop the first commercially successful coal-to-liquids facilities in the United States,” said Hunt Ramsbottom, president of Rentech, Inc.  “CTL represents a viable and clean alternative energy technology, and this transaction could significantly shorten our time to market and help expand our portfolio of CTL projects. Credit Suisse First Boston’s expertise in project financings, and as a financial advisor to energy companies around the world for large-scale energy and infrastructure projects, should assist us in completing this exciting acquisition and the efficient conversion of the Royster-Clark Nitrogen plant.”

          About Rentech, Inc.
          Rentech, Inc. is the developer and licensor of a patented and proprietary Fischer-Tropsch gasto-liquids process for the conversion of underutilized resources such as natural gas, and coal, into high-value fuels and chemicals. These include clean burning, ultra-low-sulfur and ultra-lowaromatic fuels, naphtha, waxes and fuel for fuel cells.  Founded in 1981, Rentech has become one of the world leaders in gas-to-liquids and coal-to-liquids technology development.  More information can be found by visiting www.rentechinc.com.

          Safe Harbor Statement
          Certain information included in this report contains, and other reports or materials filed or be filed by the company with the Securities and Exchange Commission (as well as information included in oral statements or other written statements made or to be made by the company or its management) contain or will contain “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, Section 27A of the Securities Act of 1933, as amended, and pursuant to the Private Securities Litigation Reform Act of 1995.  The forward-looking statements may relate to financial results and plans for future business activities and are thus prospective.  The forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by the forward-looking statements.  They can be identified by the use of terminology such as “may,” “will,” “expect,” “believe,” “intend,” “plan,” “estimate,” “anticipate,” “should” and other comparable terms or the negative of them.  You are cautioned that, while forward-looking statements reflect our good faith belief and best judgment based upon current information, they are not guarantees of future performance and are subject to known and unknown risks and uncertainties.  Factors that could affect Rentech’s results include our ability to obtain financing for the conversion of the plant and for working capital; acquisition of an inexpensive long-term coal supply contract; natural gas prices during the construction phase; final project costs due to volatility of prices of equipment; obtaining customers and favorable prices for the products; the timing of various phases of the projects; the entry into definitive agreements with others related to the projects, and the risk factors detailed from time to time in the company’s periodic reports and registration statements filed with the Securities and Exchange Commission.  Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995, and thus are currently only as of the date made.

          For more information please contact: Mark Koenig, Director of Investor Relations, Rentech, Inc. at 303-298-8008, extension 116, or by email at mkir@rentk.com, or see the company’s website at: www.rentechinc.com; or Tony Schor, Investor Awareness, Inc. at 847-945-2222 or by email at tony@investorawareness.com; and Kevin Theiss, CEOcast, Inc. 212-732-4300 or by email at ktheiss@ceocast.com.

SOURCE  Rentech, Inc.
          -0-                                                      11/18/2005
          /CONTACT:  Mark Koenig, Director of Investor Relations, Rentech, Inc.,
+1-303-298-8008, ext. 116, mkir@rentk.com; or Tony Schor of Investor Awareness, Inc., +1-847-945-2222, tony@investorawareness.com, for Rentech, Inc.; or Kevin Theiss of CEOcast, Inc., +1-212-732-4300, ktheiss@ceocast.com, for Rentech, Inc./
          /Web site:  http://www.rentechinc.com /
          (RTK)

CO:  Rentech, Inc.; Credit Suisse First Boston LLC
ST:  Colorado
IN:  OIL ENV
SU:  CON